SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Maxtor Corporation

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SUPPLEMENTAL PROXY INFORMATION

May 9, 2005

Election of Mr. Richard E. Allen to the Board of Directors

     On May 5, 2005, the Board of Directors of Maxtor Corporation (the “Company”) appointed Mr. Richard E. Allen to serve as a Class II member of the Company’s Board of Directors, with a term expiring at the 2006 annual meeting of stockholders, and increased the Board of Directors from six (6) directors to seven (7) directors. Mr. Allen was appointed on the recommendation of the Nominating and Corporate Governance Committee. There is no arrangement or understanding between Mr. Allen and any other persons pursuant to which he was appointed. The Board of Directors determined that Mr. Allen has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In making that determination, the Board of Directors considered all relevant facts and circumstances, including Mr. Allen’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Nominating and Corporate Governance Committee and the Board of Directors also considered the qualifications for director candidates set forth in the Company’s Corporate Governance Guidelines, which are available on its website at http://www.shareholder.com/maxtor/ governance.cfm, or in print by writing to Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035. Mr. Charles M. Boesenberg resigned as a member of the Audit Committee and Mr. Charles Hill resigned as a member of the Compensation Committee, with each resignation to be effective May 12, 2005. The Board of Directors appointed Mr. Allen to serve as a member of the Audit Committee and Compensation Committee, effective May 12, 2005.

     Prior to his appointment as a director, Mr. Allen did not own any shares of the Company. On May 5, 2005, under the terms to the 1996 Stock Option Plan, Mr. Allen received an automatic grant of a non-qualified stock option to purchase 75,000 shares of the Company’s common stock. As explained in the 2005 Proxy Statement under the subheading “Compensation of Directors,” Mr. Allen is entitled to receive customary director and retainer fees and an annual non-qualified stock option to purchase 10,000 shares of the Company’s common stock on each anniversary of his appointment.

     Mr. Allen was the Chief Financial Officer of J.D. Edwards & Co., an enterprise application software company, from January 1990 to February 2004, and had held several senior management positions and titles since joining J.D. Edwards in August 1985. Mr. Allen served as a member of J.D. Edwards’ board of directors from September 1991 to July 2003. In his various capacities with J.D. Edwards, Mr. Allen had responsibility for the company’s finance, accounting, treasury, investor relations, internal audit, acquisition, legal, real estate and administrative activities. Since March 2004, Mr. Allen has been working as a self-employed consultant.

     Mr. Allen received a bachelor’s degree in business administration with a concentration in accounting in 1979 from Colorado State University. He is a member of the American Institute of Certified Pubic Accountants, the Colorado Society of Certified Public Accountants, Financial Executives Institute and the National Association of Corporate Directors. He serves on the board of RightNow Technologies, Inc., the Denver Seminary and is a member of the Colorado State University Development Council and School of Business Global Leadership Council. Mr. Allen is 48 years old.